EXHIBIT 11.1

HEMPTOWN CLOTHING INC.
SEPTEMBER 30, 2003


SHARES ISSUED CONTINUITY SCHEDULE
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Total Shares Outstanding at December 31, 2002               11,634,535


Stock Options Exercised on March 22, 2003                       80,000

                                                          ------------
Total Shares Outstanding at September 30, 2003              11,714,535
                                                          ============



NINE MONTH EARNINGS PER SHARE CALCULATION
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                                         # Days O/S
Shares outstanding for 9-month               273            11,634,535


Shares issued during the period   80,000     192                56,264

                                                          ------------
Nine Month Weighted Average                                 11,690,799
                                                          ============


Loss for the Nine Month Period                               ($393,503)


EARNINGS PER SHARE FOR THE NINE MONTH PERIOD                    ($0.03) *
                                                          ============



Q3 EARNINGS PER SHARE CALCULATION
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Shares outstanding at June 30, 2003                         11,714,535


Shares issued during the period                                    -

                                                          ------------
Q3 Weighted Average                                         11,714,535
                                                          ------------

Loss for Q3                                                  ($113,787)


EARNINGS PER SHARE FOR Q3                                       ($0.01) *
                                                          ============



* All outstanding options and warrants are anti-dilutive, and consequently, fully diluted EPS is equal to Basic EPS."